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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 26, 1998, with respect to the consolidated fi-nancial statements and schedule of Vencor, Inc. included in the Registration Statement (Form S-4) and related Prospectus of Vencor, Inc. for the registra-tion of $300 million Guaranteed Senior Subordinated Notes and to the incorpora-tion by reference therein of our report dated January 26, 1998, with respect to the consolidated financial statements and schedule of Vencor, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                       Ernst & Young LLP

Louisville, Kentucky
June 26, 1998